Exhibit 99.1

Mallinckrodt Announces Appointment of Karen Ling to Its Board of Directors

DUBLIN, August 17, 2022 – Mallinckrodt plc (OTCMKTS: MNKPF) (“Mallinckrodt” or the “Company”), a global specialty pharmaceutical company, today announced that Karen Ling has been appointed to the Company’s Board of Directors, effective August 12, 2022. With the addition of Ms. Ling, the Mallinckrodt Board will expand to eight directors, seven of whom are independent.

“We are thrilled to welcome a leader of Karen’s caliber to the Mallinckrodt Board,” said Paul Bisaro, Chairman of the Mallinckrodt Board of Directors. “Karen is an accomplished global human resources executive, with decades of experience and a proven record of helping lead companies through times of transition and transformation, creating and implementing performance-driven compensation and benefits programs, and enhancing corporate culture initiatives. I am confident that we will benefit from her expertise and guidance on the Board as we look at ways to strengthen our organization and drive employee engagement around meeting our business objectives and continuing to put patients first.”

“I have great admiration for the work Mallinckrodt does to serve patients, and I am honored to join Mallinckrodt at such an important time for the Company,” said Ms. Ling. “Together with my fellow directors and the management team, I am excited to help guide Mallinckrodt as it re-energizes its teams, renews its focus on making a positive impact on the lives of patients and drives shareholder value creation.”

Ms. Ling has more than 25 years of experience in human resources leadership and has worked extensively in the pharmaceutical industry. She most recently served as Executive Vice President and Chief Human Resources Officer of American International Group, Inc. (AIG) from 2019 to 2021, leading the Company’s global human resources function. Prior to AIG, Ms. Ling served as Executive Vice President and Chief Human Resources Officer at Allergan from 2014 to 2019. From 2008 to 2014, Ms. Ling held a number of leadership positions at Merck, culminating in her role as Senior Vice President, Human Resources for Merck’s Global Human Health and Consumer Care businesses. Prior to Merck, she spent 14 years at Wyeth in various positions leading human resources in the company’s pharmaceutical division and subsequently at the corporate level. Throughout her career, Ms. Ling has led the integration of successive acquisitions, enhanced compensation and benefits programs, implemented initiatives to strengthen corporate culture, and evolved and improved talent acquisition and retention practices.

Ms. Ling serves on the boards of iRhythm Technologies and TherapeuticsMD, where she chairs the Compensation Committee. She also serves on the advisory committee of Galderma and the boards of two non-profit organizations, ExpandED and the JED Foundation.

Ms. Ling holds a J.D. from Boston University and a B.A. in Economics from Yale University.

About Mallinckrodt

Mallinckrodt is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. The Company's Specialty Brands reportable segment's areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology, ophthalmology and oncology; immunotherapy and neonatal respiratory critical care therapies; analgesics; cultured skin substitutes and gastrointestinal products. Its Specialty Generics reportable segment includes specialty generic drugs and active pharmaceutical ingredients. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

CAUTIONARY STATEMENTS RELATED TO FORWARD-LOOKING STATEMENTS

Statements in this document that are not strictly historical, including statements regarding Mallinckrodt’s future financial condition and operating results, legal, economic, business, competitive and/or regulatory factors affecting Mallinckrodt’s businesses, and any other statements regarding events or developments Mallinckrodt believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. The “Risk Factors” section of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other filings with the SEC identify and describe in more detail the risks and uncertainties to which Mallinckrodt’s businesses are subject. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations

Daniel J. Speciale

Global Corporate Controller and Chief Investor Relations Officer

314-302-6567

daniel.speciale@mnk.com

Derek Belz

Vice President, Investor Relations

314-654-3950

derek.belz@mnk.com

Media

Michael Freitag / Aaron Palash / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Mallinckrodt, the "M" brand mark and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. Other brands are trademarks of a Mallinckrodt company or their respective owners. © 2022 08/22.